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                                                            Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Michaels Stores, Inc. 1994 Non-Statutory Stock Option Plan of our reports (a) dated March 6, 1995 with respect to the consolidated financial statements of Michaels Stores, Inc. included in its Annual Report on Form 10-K for the year ended January 29, 1995 filed with the Securities and Exchange Commission, and (b) dated August 11, 1995 with respect to the financial statements of the Michaels Stores, Inc. Employees 401(k) Plan included in the Plan's Annual Report on Form 11-K for the year ended January 31, 1995 filed with the Securities and Exchange Commission.

                                             ERNST & YOUNG LLP

Dallas, Texas
November 14, 1995